Exhibit 10.12

May 22, 2015

Susan H. Martin

***

***

Re:	Your Employment with Invuity, Inc.

Dear Susan:

Invuity, Inc. (the “Company”) is pleased to offer you employment with the Company on the terms described below.

1.

Position. You will serve in a full-time position as the Vice President of Marketing starting May 26, 2015 (your “Hire Date”) and you will report to the Company’s Chief Executive Officer, Philip Sawyer.

2.	Salary and Employee Benefits.
(a)

Salary. You will be paid a starting salary at the rate of $20,833 per month (prorated for partial months), which is equivalent to an annual salary of $250,000 payable on the Company’s regular payroll dates.

(b)	Bonus. You will be eligible for an annual performance incentive bonus during your employment with the Company of up to 40% of your annual base salary.
(c)

Benefits. As an employee of the Company, you will be eligible to participate in Company-sponsored benefit plans, including health, dental, vision and life insurance, long term disability and the company sponsored 401(k) plan. You will accrue ten (10) hours of paid time off for every full month of employment with the Company, which equates to (15) days per year.

3.	Stock Options.
(a)

Option. Subject to the approval of the Company’s Board of Directors, you will be granted an incentive stock option (the “Option”) to purchase 1,689,584 shares of the Company’s Common Stock which is equivalent to 0.85% of the Company’s fully diluted shares as of the date hereof.

(b)

Exercise Price. The exercise price per share of each such option will be equal to the fair market value per share of the Company’s Common Stock, as determined by the Board, as of the date the relevant option is granted.

(c)

Vesting. The Option will be subject to a five-year vesting period subject to your continued employment with the Company, with twenty percent (20%) of the shares subject to the Option on the one year anniversary of your Vesting Start Date (as defined below), and one-sixtieth (1/60th) of the shares subject to the Option vesting for each month of your continued service thereafter. The Option will be governed in full by the terms and conditions of the Company’s 2005 Stock Incentive Plan (the “Plan”) and your individual stock option agreement. The Vesting Start Date of your Option will be your Hire Date

Susan H. Martin

May 22, 2015

(d)

Stock Option Agreement. Each such option will be subject to the terms of the Plan and the Company’s standard form of stock option agreement, which agreement must be executed as a condition of the grant and exercise of each option.

(e)

Double Trigger. Notwithstanding the vesting schedule set forth above in Section (c), in the event that your employment is terminated as a result of an Involuntary Termination within one (1) month prior to, in connection with, or within twelve (12) months after a Change in Control and subject to your execution of the Release described below, then:

(i)	100% of your stock options shall become fully vested and exercisable; and
(ii)

you will be paid severance payments during the six-month period following your termination of employment equal to the monthly base salary which you were receiving immediately prior to your termination, which payments shall be paid monthly and otherwise in accordance with the Company’s standard payroll practices; and

(iii)

if you or your dependents elect to continue your or their health insurance coverage under COBRA following your termination, then the Company will pay your (and your dependents’) monthly premiums under COBRA until the earliest of (i) the close of your six-month period following your termination of employment, (ii) the expiration of your continuation coverage under COBRA or (iii) the date you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(f)

The severance benefits in this Paragraph 3 are conditioned on your complying with your continuing obligations to the Company (including the return of any Company property), resigning from all positions you hold with the Company, and signing and delivering to the Company a mutually agreeable and reasonable release agreement releasing any claims you may then have against the Company and its affiliates (the “Release”) and allowing the Release to become effective within the time period provided therein (but not later than the 60th day following your termination date) (such latest permitted date, the “Release Deadline”), Unless the Release is timely executed by you, delivered to the Company, and becomes effective within the required period (the date on which the Release becomes effective, the “Release Date”), you will not receive any of the severance payments provided or under this letter. Any severance payment owed to you will be paid on the first regular payroll pay day following the Release Date and will be paid according to the Company’s normal payroll policies. If the Release Date could occur in the calendar year following the calendar year in which your termination of employment occurs, the payment of the severance benefits will commence on the Release Deadline.

4.

Severance. In the event that your employment is terminated without Cause or as a result of an Involuntary Termination not in connection with a Change in Control (as defined in the Plan) and subject to your execution of a Release, you will be entitled to severance in an amount equivalent to three months’ salary.

5.

Relocation. In connection with your relocation from Ohio to the San Francisco Bay Area, which is expected by the end of 2015, the Company will reimburse you for the reasonable relocation expenses you incur or pay the expenses directly (at your option) up to a maximum of $30,000, subject to submission to and approval by the Company of reasonable documentation in support of such expenses. Notwithstanding anything to the contrary contained herein, in the event either you or the

Susan H. Martin

May 22, 2015

Company terminates your employment for any reason or no reason (including pursuant to an Involuntary Termination (as defined below)) prior to the twelve-month anniversary of the date of your relocation, you will be required to reimburse the Company for 100% of the relocation expense reimbursement.

6.

Employee Inventions and Assignment Agreement; Work Authorization; No Conflicts. You will be required as a condition of your employment with the Company, to sign the Company’s Employee Inventions and Assignment Agreement, a copy of which is attached to this letter. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identify and authorization to work in the United States. By signing this letter, you confirm to the Company that you are under no contractual or other binding obligations that would prohibit you from accepting this employment and performing your duties with the Company.

7.

At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or for no reason, without further obligation or liability, subject only to the provisions of this letter. Any contrary representation that may have been made or may be made to you at any time shall be superseded and governed by this Section 5. This letter shall constitute the full and complete agreement between you and the Company on the “at will” nature of your employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

8.

Outside Activities. While you render services to the Company, you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company’s CEO. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company, or in hiring employees or consultants of the Company.

9.

Withholding Taxes, ETC. All forms of compensation referred to in this letter are subject to the applicable withholding and payroll taxes and other deductions required by law, and such deductions as you and the Company may hereafter agree in writing.

10.	Definitions. The following terms referred to in this letter shall have the following meanings:
a.

“Cause” shall mean (A) your conviction of a felony, (B) your commission of any act of fraud with response to the Company, (C) any intentional misconduct by you that has a materially adverse effect upon the Company’s business, (D) a willful breach by you of any of the fiduciary obligations as an officer or director of the Company, or (E) your willful misconduct or gross negligence in performance of your duties hereunder, including your refusal to comply in any material respect with the legal directives of the Board so long as such directives are not inconsistent with your position and duties.

b.

“Involuntary Termination” shall mean your departure from the Company other than for Cause or your voluntary termination within sixty (60) days following your knowledge of any of the following occurrences, to which you have not expressly consented in writing (A) a material reduction or change in job duties, responsibilities, and requirements; (B) a material reduction of your base salary or target bonus (other than in connection with a general decrease in base salaries or target bonuses for most similarly-situated employees); or (C) your refusal to relocate the principal place for performance of Company’s duties to a location more than forty (40) miles from the Company’s current location. Your decision not

Susan H. Martin

May 22, 2015

to voluntarily terminate your employment for any one of the reasons set forth in this paragraph shall not act as a waiver of your right to voluntarily terminate your employment for any of the reasons set forth in this paragraph.

11.

Entire Agreement. This letter, when signed by you below and delivered to the Company as provided below, will constitute the binding agreement by you and the Company with respect to the matters described in this letter, superseding and replacing in their entirety any other prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. This agreement will be governed by the laws of the State of California without regard to its body of law controlling conflict of laws, will inure to benefit of and be binding upon the Company’s successor and assigns, and your representatives, heirs, executors and administrators.

If you wish to accept this offer, please sign and date both of the enclosed duplicate originals of this letter and return to me no later than end of business on Monday, May 25, 2015, via fax (415-373-9396) or as a pdf by email address shown below, or by hand, with the original to me by mail to the Company’s principal offices set forth at the beginning of this letter.

We are looking forward to your hopefully joining the team on Tuesday, May 26, 2015. If you have any questions, please feel free to call me at (415) 655-2123.

Very truly yours,

Invuity, Inc.

By:	/s/ Philip Sawyer
Philip Sawyer, Chief Executive Officer
Email:	psawyer@invuity.com

I have read, and I accept, this employment offer.

Signature of Susan H. Martin

Date signed: